POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned hereby constitutes, designates and appoints Howard Surloff, Janey Ahn, Denis Molleur, Edward Baer, Brian Kindelan, Robert Putney, Douglas McCormack and Aaron Wasserman of BlackRock, Inc., and Michael Hoffman, Cheri Hoff, Michael D. Saarinen and Peter Lin of Skadden, Arps, Slate, Meagher & Flom LLP as such person's true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution and full power to act alone and without the other, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to execute, acknowledge, deliver and file any and all statements on Form ID (including, but not limited to, obtaining the Central Index Key ("CIK") and the CIK confirmation code ("CCC") from the Securities and Exchange Commission), Form 3, Form 4 and Form 5 and any successor forms adopted by the Securities and Exchange Commission, as may be required by the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940 and the rules thereunder, and requisite documents in connection with such statements, respecting each BlackRock closed-end investment company listed on Annex A hereto and as may be formed from time to time.

This power of attorney supersedes any previous versions of same, and shall be valid from the date hereof until revoked by the undersigned, and shall be automatically revoked with respect to any attorney in the event that such attorney is no longer affiliated with Skadden, Arps, Slate, Meagher & Flom LLP or BlackRock, Inc. or its affiliates (as the case may be).

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 28th day of May 2008.

By:	/s/ Phillip Soccio
Phillip Soccio